Exhibit 99.1

March 30, 2023

Mr. Roger Wurtele

Next Bridge Hydrocarbons Inc.

6300 Ridglea Place, Suite 950

Fort Worth, Texas 76116

Dear Mr. Wurtele,

At your request PeTech Enterprises, Inc. (“PEI”) has prepared an estimate of certain hydrocarbon reserves owned by Next Bridge Hydrocarbons, Inc. (“NBH”) in the Hazel Project in the State of Texas as of December 31, 2022. This evaluation was completed by March 29, 2023. It is our understanding that the proved reserves estimates shown herein constitute all of the proved reserves owned by NBH.

These estimates include only Proved and Producing reserves and were prepared following the United States Securities and Exchange Commission (“SEC”) guidelines rule 4-10 Regulation S-X for evaluating and reporting oil and gas reserves. This report has been prepared for NBH’s use in connection with public disclosures in its filings with the SEC. Rule 4-10 defines reserves as “…those quantities of oil and gas, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for estimation. Reserves which can be produced through the application of improved recovery techniques…..Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12 months before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion. A complete ruling is available on the SEC website and is attached.

Acceptable evaluation geological, engineering, and accounting (cost, taxes, etc.) practice principles were utilized to reach the results of this evaluation. Results were based on historical oil production information, geological maps, logs, and offsetting lease analogs. The evaluation is based on information provided by or through NBH for the year ending December 31, 2022. Data such as production rates, lease operating costs, ownership interests, and projections for future activities were relied on to be true. In all cases, PEI has reviewed the data to ensure reasonable values, consistency, and dependability, and in PEI’s opinion the assumptions, data methods, and procedures used in the preparation of this report are appropriate for NBH’s proposes of filing this report with the SEC.

OPERATIONS

TEXAS

The Hazel project is located in Sterling and Tom Green counties, TX. NBH operates five wells in the Hazel project in which the Flying “B” Ranch #3H is reporting as producing. Flying “B” Ranch #4H was drilled but is shut in. Production is from the Wolfcamp formation. The properties are operated by Hudspeth Operating, LLC. NBH converted the #7 well to be used for saltwater disposal. Other wells are idle. The current operating expenses reflect the reported expenses for #3H and #7 wells. Initial gross oil production reached 8,319 bbl per month and 31,613 bbl per month of water. It is anticipated that the producing #3H well will have an ultimate gross oil recovery of 159 Mbbl. No reserves were allocated to the Flying B well #4H. The amount of ultimate oil recovery to NBH during the year ended December 31, 2022, is fully offset as a result of the existence of a remaining outstanding cost reimbursement balance owed to Masterson Hazel Partners, (“MHP”) in the amount of $3,779,826.76. The pro forma table at the end of the report shows the cash flow post-payment obligations. The Table projects that this obligation will not be paid within the projected life of the project.

PRODUCTS PRICE

PRODUCTS PRICE

The twelve months' unweighted average of the first day of the month prices for oil (WTI) was used in calculating the 2022 average price resulting in $93.67 per barrel.

Oil price differential of a negative $3.26 per barrel was calculated from the actual prices realized and was utilized in this evaluation. The average oil price was held constant throughout the economic life of the lease.

OPERATING EXPENSES and CAPITAL COSTS Reoccurring lease operating expenses were provided by the company and accepted when they seemed reasonable for the type of operation and area. Lease operating expenses were held constant throughout the life of the reserve.

TAXES

Production and advalorem taxes were based on the Texas regulatory rates.

Hedge values or debt was not considered in the initial evaluation. Payment consideration was added as shown.

Note that oil and gas reserves, as well as gross and net revenues, are ESTIMATES that may change as additional production and other technical data become available or due to prices changes. All estimates are subject to change due to the inherent uncertainty in the application of judgmental factors as well as the regulatory environment.

PEI did not physically visit the field, PEI accepted as true all ownership interests. PEI has not evaluated any potential environmental liability. PEI does not own an economic interest in any of the company’s assets. PEI used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that PEI considered appropriate and necessary to establish the conclusion set forth herein.

Values of the proved reserves in this report are expressed in terms of ESTIMATED future gross revenue, future net revenue, and present worth using a discount factor of 10%. Future gross revenue is the revenue that will accrue to the appraised interests from the production and sale of the estimated net reserves. Net revenue is the gross revenue less production and ad valorem taxes, operating expenses, and capital costs. Operating expenses include direct field expenses but exclude non-reoccurring costs. Federal income tax was not included in this analysis. After giving effect to the obligations to pass revenue through to MHP to reimburse drilling costs, as of December 31, 2022, the amount of the net reserves is reduced to zero and there are no net proved reserves or future net revenue from the Flying “B” Ranch #3H well.

	PRO FORMA CASH FLOW POST MHP OBLIGATION PMT
aseNam	Year	GrossOil	NetOil	OilRev	OilPrice	Costs	ProdTax	Adval	CashFLOW	Remain Debt
		MB	MB	M$	$/B	M$	M$	M$	M$	M$
										3,779.83
B3	2023	8.1	4.9	$439.74	$90.41	$81.37	$20.27	$10.99	$327.11	$3,452.72
B3	2024	6.2	3.7	$338.99	$90.41	$81.37	$15.62	$8.47	$233.52	$3,219.20
B3	2025	5.2	3.1	$283.34	$90.41	$81.37	$13.06	$7.08	$181.83	$3,037.37
B3	2026	4.6	2.7	$247.98	$90.41	$81.37	$11.43	$6.20	$148.98	$2,888.39
B3	2027	4.1	2.5	$222.76	$90.41	$81.37	$10.27	$5.57	$125.55	$2,762.84
B3	2028	3.8	2.3	$204.15	$90.41	$81.37	$9.41	$5.10	$108.27	$2,654.57
B3	2029	3.5	2.1	$188.44	$90.41	$81.37	$8.69	$4.71	$93.67	$2,560.89
B3	2030	3.2	1.9	$176.09	$90.41	$81.37	$8.12	$4.40	$82.20	$2,478.69
B3	2031	3.1	1.8	$165.77	$90.41	$81.37	$7.64	$4.14	$72.62	$2,406.07
B3	2032	2.9	1.7	$157.40	$90.41	$81.37	$7.25	$3.94	$64.84	$2,341.23
B3	2033	2.8	1.7	$149.37	$90.41	$81.37	$6.88	$3.73	$57.38	$2,283.84
B3	2034	2.6	1.6	$142.73	$90.41	$81.37	$6.58	$3.57	$51.21	$2,232.63
B3	2035	2.5	1.5	$136.85	$90.41	$81.37	$6.31	$3.42	$45.75	$2,186.89
B3	2036	2.4	1.5	$131.95	$90.41	$81.37	$6.08	$3.30	$41.20	$2,145.68
B3	2037	2.3	1.4	$126.87	$90.41	$81.37	$5.85	$3.17	$36.48	$2,109.20
B3	2038	2.3	1.4	$122.59	$90.41	$81.37	$5.65	$3.06	$32.51	$2,076.69
B3	2039	2.2	1.3	$118.70	$90.41	$81.37	$5.47	$2.97	$28.89	$2,047.80
B3	2040	2.1	1.3	$115.42	$90.41	$81.37	$5.32	$2.89	$25.84	$2,021.96
B3	2041	2.1	1.2	$111.65	$90.41	$81.37	$5.15	$2.79	$22.34	$1,999.62
B3	2042	2.0	1.2	$108.30	$90.41	$81.37	$4.99	$2.71	$19.23	$1,980.38
B3	2043	1.9	1.2	$105.05	$90.41	$81.37	$4.84	$2.63	$16.22	$1,964.17
B3	2044	1.9	1.1	$102.18	$90.41	$81.37	$4.71	$2.55	$13.55	$1,950.62
B3	2045	1.8	1.1	$98.84	$90.41	$81.37	$4.56	$2.47	$10.44	$1,940.18
B3	2046	1.8	1.1	$95.88	$90.41	$81.37	$4.42	$2.40	$7.69	$1,932.49
B3	2047	1.7	1.0	$93.00	$90.41	$81.37	$4.29	$2.33	$5.02	$1,927.47
B3	2048	1.7	1.0	$90.46	$90.41	$81.37	$4.17	$2.26	$2.66	$1,924.81
B3	2049	0.8	0.5	$44.68	$90.41	$40.82	$2.06	$1.12	$0.69	$1,924.12

This report is followed by a detailed cash flow, followed by a production plot.

Submitted,

Amiel David, Ph.D., P.E. #50970

For PeTech Enterprises, Inc. Registration # F-15360

Date : 03/27/2023 6:59:40PM	TORCHLIGHT ENERGY, INC
FLYING ‘B’ RANCH 3H - 3H	Reserve and Economic Projection	Proved Producing
GARDEN CITY, S. Field, STERLING (TX) Co., TX	As of 12/31/2022
Operator : HUDSPETH OPERATING, LLC	FLYING ‘B’ RANCH 3H
Reservoir : WOLFCAMP

		Estimated 8/8 Ths Production			Net Production
		Oil	NGL	Gas	Oil	NGL	Gas	Oil	NGL	Gas
Year	Wells	Mbbl	Mgal	MMcf	Mbbl	Mgal	MMcf	$/bbl	$/gal	$/Mcf
2023	2	8.11	0.00	0.00	4.86	0.00	0.00	90.41	0.00	0.00
2024	2	6.25	0.00	0.00	3.75	0.00	0.00	90.41	0.00	0.00
2025	2	5.22	0.00	0.00	3.13	0.00	0.00	90.41	0.00	0.00
2026	2	4.57	0.00	0.00	2.74	0.00	0.00	90.41	0.00	0.00
2027	2	4.11	0.00	0.00	2.46	0.00	0.00	90.41	0.00	0.00
2028	2	3.76	0.00	0.00	2.26	0.00	0.00	90.41	0.00	0.00
2029	2	3.47	0.00	0.00	2.08	0.00	0.00	90.41	0.00	0.00
2030	2	3.25	0.00	0.00	1.95	0.00	0.00	90.41	0.00	0.00
2031	2	3.06	0.00	0.00	1.83	0.00	0.00	90.41	0.00	0.00
2032	2	2.90	0.00	0.00	1.74	0.00	0.00	90.41	0.00	0.00
2033	2	2.75	0.00	0.00	1.65	0.00	0.00	90.41	0.00	0.00
2034	2	2.63	0.00	0.00	1.58	0.00	0.00	90.41	0.00	0.00
2035	2	2.52	0.00	0.00	1.51	0.00	0.00	90.41	0.00	0.00
2036	2	2.43	0.00	0.00	1.46	0.00	0.00	90.41	0.00	0.00
2037	2	2.34	0.00	0.00	1.40	0.00	0.00	90.41	0.00	0.00
Sub-T		57.38	0.00	0.00	34.43	0.00	0.00	90.41	0.00	0.00
After		23.64	0.00	0.00	14.18	0.00	0.00	90.41	0.00	0.00
Total		81.01	0.00	0.00	48.61	0.00	0.00	90.41	0.00	0.00
MPH
Reimb.		(81.01)	0.00	0.00	(48.61)
Cum.		0.00	0.00	0.00
Ult.		0.00	0.00	0.00

	Company Future Gross Revenue					Prod & Adv Taxes		Revenue
	Oil	NGL	Gas	Other	Total	Prod Tax	Adv Tax	after Sev & Adv
Year	M$	M$	M$	M$	M$	M$	M$	M$
2023	439.74	0.00	0.00	0.00	439.74	20.27	10.99	408.48
2024	338.99	0.00	0.00	0.00	338.99	15.62	8.47	314.89
2025	283.34	0.00	0.00	0.00	283.34	13.06	7.08	263.20
2026	247.98	0.00	0.00	0.00	247.98	11.43	6.20	230.35
2027	222.76	0.00	0.00	0.00	222.76	10.27	5.57	206.92
2028	204.15	0.00	0.00	0.00	204.15	9.41	5.10	189.64
2029	188.44	0.00	0.00	0.00	188.44	8.69	4.71	175.04
2030	176.09	0.00	0.00	0.00	176.09	8.12	4.40	163.57
2031	165.77	0.00	0.00	0.00	165.77	7.64	4.14	153.99
2032	157.40	0.00	0.00	0.00	157.40	7.25	3.94	146.21
2033	149.37	0.00	0.00	0.00	149.37	6.88	3.73	138.75
2034	142.73	0.00	0.00	0.00	142.73	6.58	3.57	132.58
2035	136.85	0.00	0.00	0.00	136.85	6.31	3.42	127.12
2036	131.95	0.00	0.00	0.00	131.95	6.08	3.30	122.57
2037	126.87	0.00	0.00	0.00	126.87	5.85	3.17	117.85
Sub-T	3,112.43	0.00	0.00	0.00	3,112.43	143.45	77.81	2,891.17
After	1,282.20	0.00	0.00	0.00	1,282.20	59.10	32.06	1,191.05
Total	4,394.63	0.00	0.00	0.00	4,394.63	202.55	109.87	4,082.22

	Deductions				Future Net Income Before Income Taxes
	Lease	Net	Trans.	Net	Undiscounted		MHP	Disc. Cum.
	Net Costs	Investments	Costs	Profits	Annual	Cumulative	Reimbursement	Annual @ 10.00%
Year	M$	M$	M$	M$	M$	M$	--- M$ ---	--- M$ ---
2023	81.37	0.00	0.00	0.00	327.11	327.11	(327.11)	0.00
2024	81.37	0.00	0.00	0.00	233.52	560.63	(560.63)	0.00
2025	81.37	0.00	0.00	0.00	181.83	742.46	(742.46)	0.00
2026	81.37	0.00	0.00	0.00	148.98	891.44	(891.44)	0.00
2027	81.37	0.00	0.00	0.00	125.55	1,016.99	(1,016.99)	0.00
2028	81.37	0.00	0.00	0.00	108.27	1,125.26	(1,125.26)	0.00
2029	81.37	0.00	0.00	0.00	93.67	1,218.94	(1,218.94)	0.00
2030	81.37	0.00	0.00	0.00	82.20	1,301.14	(1,301.14)	0.00
2031	81.37	0.00	0.00	0.00	72.62	1,373.76	(1,373.76)	0.00
2032	81.37	0.00	0.00	0.00	64.84	1,438.60	(1,438.60)	0.00
2033	81.37	0.00	0.00	0.00	57.38	1,495.98	(1,495.98)	0.00
2034	81.37	0.00	0.00	0.00	51.21	1,547.19	(1,547.19)	0.00
2035	81.37	0.00	0.00	0.00	45.75	1,592.94	(1,592.94)	0.00
2036	81.37	0.00	0.00	0.00	41.20	1,634.14	(1,634.14)	0.00
2037	81.37	0.00	0.00	0.00	36.48	1,670.62	(1,670.62)	0.00
Sub-T	1,220.54	0.00	0.00	0.00	1,670.62	1,670.62	(1,670.62)	0.00
After	1,007.07	0.00	0.00	0.00	183.98	183.98	(183.98)	0.00
Total	2,227.62	0.00	0.00	0.00	1,854.60	1,854.60	(1,854.60)	0.00

Eco. Indicators			Ownership Interests			Present Worth Profile (M$)
						PW 5.00% :	0.00
Return on Investment (disc) :	0.000		Initial	1st Rev.	2nd Rev.	PW 8.00% :	0.00
Return on Investment (undisc) :	0.000	W. I. :	0.80000000	0.00000000	0.00000000	PW 9.00% :	0.00
Years to Payout :	0.00	Net R. I. :	0.60000000	0.00000000	0.00000000	PW 12.00% :	0.00
Internal Rate of Return (%):	0.00	Rev. Date :				PW 15.00% :	0.00
						PW 20.00% :	0.00

Case Name: FLYING ‘B’ RANCH 3H	Oper: MAVERICK OPERATING, LLC
Field: GARDEN CITY, S.
County, State: STERLING (TX), TX	Disc Value: 1,166.42 M$

Water (bbl/mon)
Gas (Mcf/mon)
Water Cut (%)
Oil (bbl/mon)
10000
1000
1000
100
100
10
10
1000
1
100
.1
10
17
21
25
29
33
37
41
45
49
53
57
61
65

AMIEL DAVID

Dr. Amiel David has over 60 years of expertise in energy-related operations, management, investment banking, and engineering. For significant years, Amiel has been providing engineering support for energy banks, and he is continuing to provide engineering and economic evaluations for public and privately held companies with operations worldwide. Amiel is past president of the publicly traded company, Dune Energy, Inc., and was involved with the establishment of other public and private energy companies including Golden Gate Oil (20,000 acres in the heavy oil fields of Santa Barbara County, CA), Strategic American Oil Company (Galveston Bay, TX), and Cross Canyon Energy. He was also previously employed by: Gulf Research and Development Company, Superior Oil Company, First City Bank, and Duke Capital Partners amongst others. He is a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers. He is a Registered Professional Engineer (License # 50970 and Firm # F-15360). He has presented numerous technical papers at SPE conferences and has been published in technical journals. Amiel holds a Ph.D. in Petroleum Engineering from Stanford University, an MSE in Chemical Engineering from UPenn, an MBA from Pitt, and a BS in Petroleum Engineering from the University of Tulsa.